EXHIBIT 99.5

CONSENT OF JEFFREY S. GIFFORD

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a person about to become a director of Norwood Financial Corp. (“Norwood”) and Wayne Bank in the Joint Proxy Statement/Prospectus of Norwood and UpState New York Bancorp, Inc. (“UpState”) included in the Registration Statement on Form S-4 of Norwood, filed pursuant to the Securities Act in connection with the Agreement and Plan of Merger, dated as of January 8, 2020, by and among Norwood and UpState, pursuant to which UpState will merge with and into Norwood, with Norwood as the surviving entity.

/s/ Jeffrey S. Gifford

Jeffrey S. Gifford

April 3, 2020